SAYONA MINING LIMITED AND CONTROLLED ENTITIES ABN 26 091 951 978 FINANCIAL REPORT FOR THE YEAR ENDED 30 JUNE 2023

Consolidated Statement of Profit or Loss for the year ended 30 June 2023 1 Note 2023 $’000 2022 $’000 Restated * Revenue 5 - - Other income 5 1,695 102,103 Expenses 6 (25,794) (22,150) Profit/(loss) from operations (24,099) 79,953 Financial income 20 16,327 111 Financial expenses 20 (1,506) (3,037) Net financial income/(expense) 20 14,821 (2,926) Profit/(loss) before income tax (9,278) 77,027 Income tax expense 7 (3,649) (3,207) Profit/(loss) after income tax (12,927) 73,820 Attributable to: Equity holders of Sayona Mining Limited (13,626) 51,459 Non-controlling interests 699 22,361 Earnings per share Basic earnings per share (cents) 8 (0.16) 0.76 Diluted earnings per share (cents) 8 (0.16) 0.71 * Refer to Note 33 for details on restatement of prior period comparatives. The accompanying notes form part of the consolidated financial statements. Consolidated Statement of Comprehensive Income for the year ended 30 June 2023 Note 2023 $’000 2022 $’000 Restated * Profit/(loss) after income tax (12,927) 73,820 Other comprehensive income/(loss) Items that may be reclassified to the Consolidated Statement of Profit or Loss: Foreign exchange rate differences on translation of foreign operations (4,408) 13,797 Total items that may be reclassified to the Consolidated Statement of Profit or Loss (4,408) 13,797 Items that will not be reclassified to the Consolidated Statement of Profit or Loss: Fair value losses on financial assets at fair value through other comprehensive income, net of tax 24 (1,544) - Total items that will not be reclassified to the Consolidated Statement of Profit or Loss (1,544) - Total other comprehensive income/(loss) (5,952) 13,797 Total comprehensive income/(loss) (18,879) 87,617 Attributable to: Equity holders of Sayona Mining Limited (18,632) 63,008 Non-controlling interests (247) 24,609 * Refer to Note 33 for details on restatement of prior period comparatives. The accompanying notes form part of the consolidated financial statements.

Consolidated Statement of Financial Position as at 30 June 2023 2 Note 2023 $’000 2022 $’000 Restated * ASSETS Current assets Cash and cash equivalents 17 211,119 184,559 Trade and other receivables 9 19,298 9,681 Inventories 10 48,664 - Current tax assets 1,557 - Other assets 11 33,919 13,700 Total current assets 314,557 207,940 Non-current assets Other financial assets 21 12,943 - Property, plant and equipment 12 682,073 453,036 Intangible assets 13 - 185 Total non-current assets 695,016 453,221 Total assets 1,009,573 661,161 LIABILITIES Current liabilities Trade and other payables 14 29,497 23,981 Interest bearing liabilities 18 1,944 10 Provisions 16 846 324 Total current liabilities 32,287 24,315 Non-current liabilities Interest bearing liabilities 18 29,270 23,462 Other liabilities 15 13,956 11,504 Deferred tax liabilities 7 13,983 10,174 Provisions 16 35,254 31,085 Total non-current liabilities 92,463 76,225 Total liabilities 124,750 100,540 Net assets 884,823 560,621 EQUITY Share capital 23 770,700 504,255 Reserves 24 12,773 13,551 Accumulated losses (27,316) (13,782) Total equity attributable to equity holders of Sayona Mining Limited 756,157 504,024 Non-controlling interests 128,666 56,597 Total equity 884,823 560,621 * Refer to Note 33 for details on restatement of prior period comparatives. The accompanying notes form part of the consolidated financial statements.

Consolidated Statement of Changes in Equity for the year ended 30 June 2023

	Note	Attributable to equity holders of Sayona Mining Limited					
		Share capital $'000	Reserves $'000	Accumulated losses $'000	Total $'000	Non-controlling interests $'000	Total equity $'000
Balance as at 1 July 2022		**504,255**	**13,551**	**(13,782)**	**504,024**	**56,597**	**560,621**
Profit/(loss) after income tax		**-**	**-**	**(13,626)**	**(13,626)**	**699**	**(12,927)**
Other comprehensive loss		**-**	**(5,006)**	**-**	**(5,006)**	**(946)**	**(5,952)**
Total comprehensive loss		**-**	**(5,006)**	**(13,626)**	**(18,632)**	**(247)**	**(18,879)**
Transactions with owners:							
Shares issued	23	**276,404**	**-**	**-**	**276,404**	**72,316**	**348,720**
Transaction costs	23	**(9,959)**	**-**	**-**	**(9,959)**	**-**	**(9,959)**
Share based payments		**-**	**4,320**	**-**	**4,320**	**-**	**4,320**
Transfers and other movements	24	**-**	**(92)**	**92**	**-**	**-**	**-**
Balance as at 30 June 2023		**770,700**	**12,773**	**(27,316)**	**756,157**	**128,666**	**884,823**
Restated*							
Balance as at 1 July 2021		128,728	304	(67,643)	61,389	6,497	67,886
Profit/(loss) after income tax		-	-	51,459	51,459	22,361	73,820
Other comprehensive income		-	11,549	-	11,549	2,248	13,797
Total comprehensive income		-	11,549	51,459	63,008	24,609	87,617
Transactions with owners:							
Shares issued	23	392,475	-	-	392,475	26,551	419,026
Transaction costs	23	(16,948)	-	-	(16,948)	-	(16,948)
Share based payments		-	3,040	-	3,040	-	3,040
Transfers and other movements	24	-	(1,342)	2,402	1,060	(1,060)	-
Balance as at 30 June 2022		504,255	13,551	(13,782)	504,024	56,597	560,621

* Refer to Note 33 for details on restatement of prior period comparatives.

The accompanying notes form part of the consolidated financial statements.

3

Consolidated Statement of Cash Flows for the year ended 30 June 2023 4 Note 2023 $’000 2022 $’000 Operating activities Profit/(loss) before income tax (9,278) 77,027 Adjustments for: Depreciation and amortisation expense 6,162 50 Gain on acquisition of North American Lithium - (101,716) Net financial income and expenses (14,830) 2,926 Share based payments 4,281 5,919 Changes in assets and liabilities: Trade and other receivables (12,287) 732 Inventories (47,603) - Other assets (19,626) (13,656) Trade and other payables 4,466 3,256 Provisions and other liabilities 19,747 11,711 Cash generated from operations (68,968) (13,751) Interest received 2,817 111 Interest paid (329) (1) Net cash flows from operating activities (66,480) (13,641) Investing activities Acquisition of subsidiaries and joint operations, net of cash acquired - (221,926) Exploration expenditure (66,274) (10,160) Purchases of property, plant and equipment (127,088) (21,865) Investments in financial assets (14,431) - Cash outflows from investing activities (207,793) (253,951) Proceeds from sale of property, plant and equipment 63 - Net cash flows from investing activities (207,730) (253,951) Financing activities Proceeds from associated entities 77,806 16,511 Proceeds from interest bearing liabilities 110 - Repayment of interest bearing liabilities (776) (43) Proceeds from issue of shares and exercise of options 231,870 423,876 Transaction costs associated with share issues (9,959) (15,578) Net cash flows from financing activities 299,051 424,766 Net increase in cash and cash equivalents 24,841 157,174 Cash and cash equivalents at the beginning of the financial year 184,559 35,503 Foreign exchange rate differences on cash and cash equivalents 1,719 (8,118) Cash and cash equivalents at the end of the financial year 17 211,119 184,559 The accompanying notes form part of the consolidated financial statements.

Notes to the Financial Statements 5 These consolidated financial statements and notes represent those of Sayona Mining Limited ("the Company") and its controlled entities (the “Consolidated Group” or “Group”). Where an accounting policy, critical accounting estimate, assumption or judgement is specific to a note, these are described within the note to which they relate. These policies have been consistently applied to all periods presented, except as described in Note 3. The consolidated financial statements of the Group for the year ended 30 June 2023 were authorised for issue in accordance with a resolution of the Directors on 29 September 2023. 1. Reporting Entity Sayona Mining Limited is a for-profit company limited by shares incorporated and domiciled in Australia with a primary listing on the Australian Securities Exchange (ASX) and a secondary listing on the OTCQB Venture Market in the United States (OTCQB). The principal activities of the Group during the year were lithium mining and processing at North American Lithium and ongoing identification, evaluation and development of its portfolio of mineral exploration assets in Australia and Canada, predominantly focusing on lithium. During the year, the Group completed the refurbishment, upgrade and restart of operations at North American Lithium in conjunction with its strategic partner, Piedmont Lithium Québec Holdings Inc. The restart of operations was completed on time, culminating in first spodumene concentrate production in March 2023 as part of the commissioning process. The first shipment of 19,200 dry metric tonnes of concentrate took place in August 2023. There were no other significant changes in the Group’s principal activities during the year. The separate financial statements of the parent entity, Sayona Mining Limited, have been presented in Note 32 of this financial report as required by the Corporations Act 2001. 2. Basis of Preparation The consolidated financial statements are general purpose financial statements which have been prepared in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board (AASB), International Financial Reporting Standards (IFRS) and other authoritative pronouncements of the International Accounting Standards Board (IASB). The financial statements have been prepared on a going concern basis as management has assessed that the Group will be able to meet its obligations as and when they fall due and there is no significant uncertainty over the Group’s ability to continue as a going concern for the twelve months from the date of this report. The consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities (including derivative financial instruments) which are required to be measured at fair value. All amounts are presented in Australian dollars, with values rounded to the nearest thousand in accordance with ASIC Corporations Instrument 2016/191, unless otherwise stated. Where required by Accounting Standards, comparative figures have been reclassified for consistency with changes in presentation for the current financial year. (a) Principles of consolidation The consolidated financial statements comprise the financial statements of the Group. A list of controlled entities (subsidiaries) at year end is provided in Note 25. Intercompany transactions, balances and unrealised gains or losses on transactions between Group entities are fully eliminated on consolidation. Subsidiaries are consolidated from the date on which control is obtained to the date on which control is ceased. (b) Critical accounting estimates and judgements The preparation of the consolidated financial statements require management to apply accounting policies and methodologies based on complex and subjective judgements and estimates. Estimates assume a reasonable expectation of future events and are based on historical experience and assumptions as well as current trends and economic data, obtained both externally and within the Group. The use of these estimates, assumptions and judgements affects the amounts reported in the consolidated financial statements. The areas involving a higher degree of judgement or complexity, or where assumptions and estimates are significant to the financial statements, are disclosed in the following notes: Note 5 Revenue and Other Income 7 Tax 10 Inventories 12 Property, Plant and Equipment 16 Provisions (c) Foreign currency translation The Group’s consolidated financial statements are presented in Australian dollars, which has been assessed by management as the functional currency of the Group. Management will reassess the Group’s functional currency if there are any changes which impact the primary economic environment of the Group. Transactions denominated in foreign currencies are initially translated into Australian dollars using the exchange rate on the date of the underlying transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate at the end of the reporting period. Exchange gains or losses on settlement or translation of monetary items are included in the Consolidated Statement of Profit or Loss, except for foreign exchange differences resulting from translation of foreign operations, which are initially recognised in the Consolidated Statement of Other Comprehensive Income and subsequently transferred to the Consolidated Statement of Profit or Loss on disposal of the foreign operation. Non-monetary items measured on a historical cost basis in a foreign currency are translated into Australian dollars using the exchange rate on the date of the underlying transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate on the date when the fair value is determined. Exchange gains or losses on translation of non-monetary items measured at fair value are recognised in the same manner as gains or losses on change in fair value of the non-monetary item.

Notes to the Financial Statements 6 (d) Goods and Services Tax (GST) and Québec Sales Tax (QST) Revenues, expenses and assets are recognised net of the amount of GST/QST, except where the amount of GST/QST incurred is not recoverable from the taxation authority. Receivables and payables are stated inclusive of the amount of GST/QST receivable or payable. The net amount of GST/QST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the Consolidated Statement of Financial Position. Cash flows are presented on a gross basis. The GST/QST components of cash flows arising from investing or financing activities are presented as operating cash flows. 3. New Standards and Interpretations (a) New accounting standards and interpretations effective from 1 July 2022 The following new accounting standards and interpretations have been published and are effective for the year ended 30 June 2023: AASB 2020-3: Annual Improvements to IFRS Standards 2018– 2020 and Other Amendments This standard amends: a) the application of AASB 1 by a subsidiary that becomes a first-time adopter after its parent in relation to the measurement of cumulative translation differences; b) AASB 3 to update references to the Conceptual Framework for Financial Reporting; c) AASB 9 to clarify when the terms of a new or modified financial liability are substantially different from the terms of the original financial liability; d) AASB 116 to require an entity to recognise the sales proceeds from selling items produced while preparing property, plant and equipment for its intended use and the related cost in profit or loss, instead of deducting the amounts received from the cost of the asset; e) AASB 137 to specify the costs that an entity includes when assessing whether a contract will be loss-making; and f) the fair value measurement requirements in AASB 141 to align with those in other Australian Accounting Standards. The Group has reviewed these amendments and concluded that none of these changes are likely to have a material impact on the Group. (b) New accounting standards and interpretations issued but not yet effective The following new accounting standards and interpretations have been published but are not yet effective for the year ended 30 June 2023 and have not been early adopted by the Group: AASB 2020-1: Amendments to Australian Accounting Standards – Classification of Liabilities as Current or Non-Current Amends AASB 101 to clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (for example, the receipt of a waiver, a breach of covenant, or settlement of a liability). AASB 2021-2: Amendments to Australian Accounting Standards – Disclosure of Accounting Policies and Definition of Accounting Estimates This Standard amends: a) AASB 7, to clarify that information about measurement bases for financial instruments is expected to be material to an entity’s financial statements; b) AASB 101, to require entities to disclose their material accounting policy information rather than their significant accounting policies; c) AASB 108, to clarify how entities should distinguish changes in accounting policies and changes in accounting estimates; d) AASB 134, to identify material accounting policy information as a component of a complete set of financial statements; and e) AASB Practice Statement 2, to provide guidance on how to apply the concept of materiality to accounting policy disclosures. AASB 2021-5: Amendments to Australian Accounting Standards – Deferred Tax related to Assets and Liabilities arising from a Single Transaction The amendment narrowed the scope of the recognition exemption in paragraphs 15 and 24 of AASB 112 (recognition exemption) so that it no longer applies to transactions that, on initial recognition, give rise to equal taxable and deductible temporary differences. The amendment applies to transactions that occur on or after the beginning of the earliest comparative period presented. The Group has reviewed these amendments and improvements and does not expect them to have a material impact on the Group. The Group does not intend to early adopt any of the new standards or interpretations. It is expected that where applicable, these standards and interpretations will be adopted on each respective effective date.

Notes to the Financial Statements 7 This section details the results and financial performance of the Group including profitability and earnings per share. 4. Segment Reporting (a) Identification of reportable segments The Group is an emerging lithium producer with operations in Australia and Canada. The principal activities of the Group during the year were lithium mining and processing at North American Lithium and ongoing identification, evaluation and development of its portfolio of mineral exploration assets in Australia and Canada, predominantly focusing on lithium. Management has determined the operating segments based on the reports that are used by the Board to make strategic decisions. Due to the geographically disparate nature of the operations, management examines the Group’s financial performance and activity from a geographical perspective. During the year, the reportable segments for the Group were segregated between Australian operations, Canadian operations and Corporate activities. The principal activities of each reportable segment are summarised as follows: Reportable segment Principal activities Australian operations Operations located in Western Australia, Australia Graphite projects Exploration site for graphite in the East Kimberley region Lithium and gold projects Exploration of lithium and gold tenements in the Pilbara and Yilgarn regions Canadian operations Operations located in Québec, Canada Abitibi-Témiscamingue Hub North American Lithium (NAL) Lithium mining and processing Authier Lithium Project Hard rock lithium deposit Tansim Lithium Project Exploration site for lithium, tantalum and beryllium Vallée Lithium Project Earn-in claims located adjacent to NAL Eeyou Istchee James Bay Hub Lac Albert Lithium Project Exploration site for lithium pegmatite occurrences Moblan Lithium Project Drilling deposit host to high-grade spodumene mineralisation Troilus Claims Wholly-owned claims located adjacent to the Moblan Lithium Project Corporate Corporate activities not directly related to operations Financial Performance

Notes to the Financial Statements

4. Segment Reporting (continued)

(b) Segment results

Segment performance is measured by EBIT and EBITDA. EBIT is profit before net financial income and expenses, tax and other earnings adjustment items including impairments. EBITDA is EBIT before depreciation and amortisation expense.

Year ended 30 June 2023	Australian operations $'000	Canadian operations $'000	Corporate $'000	Group eliminations $'000	Total $'000
Revenue	-	-	-	-	-
Other income	-	1,695	-	-	1,695
Total revenue and other income	-	1,695	-	-	1,695
EBITDA	(247)	(9,076)	(8,614)	-	(17,937)
Depreciation and amortisation expense	-	(6,097)	(65)	-	(6,162)
EBIT	(247)	(15,173)	(8,679)	-	(24,099)
Net financial income/(expense)	-	(946)	15,767	-	14,821
Profit/(loss) before income tax	(247)	(16,119)	7,088	-	(9,278)
Income tax expense	-	(3,649)	-	-	(3,649)
Profit/(loss) after income tax	(247)	(19,768)	7,088	-	(12,927)
Exploration expenditure	593	91,773	-	-	92,366
Capital expenditure (1)	5	152,989	40	-	153,034
Total assets	3,750	839,539	805,945	(639,661)	1,009,573
Total liabilities	17	112,706	9,804	2,223	124,750

(1) Capital expenditure excludes capitalised exploration expenditure.

Year ended 30 June 2022 Restated *	Australian operations $'000	Canadian operations $'000	Corporate $'000	Group eliminations $'000	Total $'000
Revenue	-	-	-	-	-
Other income	-	102,061	42	-	102,103
Total revenue and other income	-	102,061	42	-	102,103
EBITDA	(142)	88,523	(8,378)	-	80,003
Depreciation and amortisation expense	-	(9)	(41)	-	(50)
EBIT	(142)	88,514	(8,419)	-	79,953
Net financial income/(expense)	-	(1,283)	(1,643)	-	(2,926)
Profit/(loss) before income tax	(142)	87,231	(10,062)	-	77,027
Income tax expense	-	(3,207)	-	-	(3,207)
Profit/(loss) after income tax	(142)	84,024	(10,062)	-	73,820
Exploration expenditure	1,039	9,276	-	-	10,315
Capital expenditure (1)	-	22,248	-	-	22,248
Total assets	3,153	486,836	431,982	(260,810)	661,161
Total liabilities	28	148,070	1,487	(49,045)	100,540

* Refer to Note 33 for details on restatement of prior period comparatives.
(1) Capital expenditure excludes capitalised exploration expenditure.

Inter-segment transactions
Inter-segment transactions are made on a commercial basis. All such transactions are eliminated on consolidation of the Group's financial statements. There were no transfers between segments reflected in the revenues, expenses or results above.

Segment assets
Where an asset is used across multiple segments, the asset is allocated to the segment that receives the majority of the economic value from the asset. In most instances, segment assets are clearly identifiable on the basis of their nature and physical location.

Segment liabilities
Liabilities are allocated to segments where there is a direct nexus between the incurrence of the liability and the operations of the segment.

8

Notes to the Financial Statements 9 5. Revenue and Other Income 2023 $’000 2022 $’000 Restated * Revenue Revenue from contracts with customers - - Total revenue - - Other income Gain on acquisition of North American Lithium - 101,716 Government grants and incentives 598 42 Other income 1,097 345 Total other income 1,695 102,103 Total revenue and other income 1,695 102,103 * Refer to Note 33 for details on restatement of prior period comparatives. Recognition and measurement Revenue is recognised on an accrual basis and is measured at the fair value of the consideration received or receivable. The Group recognises revenue when the amount of revenue can be reliably measured and it is probable that future economic benefits will flow to the Group. All revenue is stated net of the amount of goods and services tax and sales tax. Government grants and incentives Government grants and incentives are recognised at fair value where there is reasonable assurance that the grants and incentives will be received and the Group will comply with all relevant conditions. Key judgements and estimates Gain on acquisition of North American Lithium On 27 August 2021, the Group acquired 100% of the issued capital of North American Lithium Inc. (NAL), a known lithium reserve and former producer of spodumene concentrate, for a purchase consideration of $128.6 million. The acquisition was part of the Group’s strategy to integrate NAL’s assets with its nearby Authier Lithium Project and expand its lithium reserves and processing operations in the Abitibi- Témiscamingue region. The gain arising on acquisition of NAL was determined using a discounted cash flow model and required significant input by management, subject to judgements and estimates. The fair value of NAL’s identifiable assets and liabilities was based on life-of-mine plans. Expected future cash flows were based on estimates of future production and commodity prices, operating costs, and forecast capital expenditures using the life-of-mine plan at the date of acquisition. A replacement-cost approach was used to determine the fair value of other property, plant and equipment. Market uncertainties, historical transactions and future economic expectations were assessed by management and factored into the cash flow model. Estimates of significant expenditure required to restore operations to full commercial production stage were included. 6. Expenses 2023 $’000 2022 $’000 Acquisition and transaction costs - 1,489 Administration and corporate overheads 8,040 3,533 Changes in inventories of finished goods and work in progress (41,408) - Depreciation and amortisation expense 6,162 50 Employee benefits expense 18,928 9,885 External services 21,970 3,417 Raw materials and consumables used 5,060 857 Royalties paid and payable - 20 All other operating expenses 7,042 2,899 Total expenses 25,794 22,150

Notes to the Financial Statements 10 7. Tax (a) Income tax expense Income tax expense comprises current and deferred tax and is recognised in the Consolidated Statement of Profit or Loss, except to the extent that it relates to items recognised directly in the Consolidated Statement of Comprehensive Income. 2023 $’000 2022 $’000 Restated * Current income tax expense - - Deferred income tax expense 3,649 3,207 Total income tax expense 3,649 3,207 * Refer to Note 33 for details on restatement of prior period comparatives. Income tax expense charged to profit or loss is the tax payable on the current period’s taxable income or loss based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses. Current and deferred tax expense is calculated using the tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to tax payable in respect of previous years. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty. (b) Reconciliation of prima facie tax expense to income tax expense 2023 $’000 2022 $’000 Restated * Profit/(loss) before income tax (9,278) 77,027 Income tax on profit/(loss) before income tax calculated at 30% (2022: 25%) (2,783) 19,257 Adjust for tax effect of: Gain on acquisition of North American Lithium - (25,429) Mining tax 1,650 2,048 Non-deductible expenses 4,366 3,702 Other non-assessable income (4,820) (10) Tax losses and temporary differences not brought to account 5,236 3,639 Total income tax expense 3,649 3,207 * Refer to Note 33 for details on restatement of prior period comparatives. (c) Deferred tax balances 2023 $’000 2022 $’000 Restated * At the beginning of the financial year 10,174 - Additions through business combinations - 6,659 Charged to profit or loss 3,649 3,207 Charged to equity 160 308 At the end of the financial year 13,983 10,174 * Refer to Note 33 for details on restatement of prior period comparatives. Deferred tax is provided using the balance sheet liability method, providing for the tax effect of temporary differences between the tax bases of assets and liabilities and their carrying values in the consolidated financial statements. The tax effect of certain temporary differences is not recognised, principally with respect to: – temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or manner that initially impacted accounting or taxable profit); and – initial recognition of goodwill. Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profits will be available against which the benefit of the deferred tax assets can be utilised. Deferred tax assets are reviewed at each balance sheet date and amended to the extent that it is no longer probable that the related tax benefit will be realised. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same tax authority and the Group has both the right and the intention to settle its current tax assets and liabilities on a net or simultaneous basis.

Notes to the Financial Statements

7. Tax (continued)

(d) Movement in deferred tax balances

The composition of the Group's net deferred tax assets and liabilities recognised in the Consolidated Statement of Financial Position and deferred tax expense charged/(credited) to the Consolidated Statement of Profit or Loss is as follows:

	Deferred tax assets		Deferred tax liabilities		Net charge/(credit)	
	2023 $'000	2022 $'000 Restated*	**2023 $'000**	2022 $'000 Restated*	**2023 $'000**	2022 $'000 Restated*
Temporary differences						
Deferred income	**1,896**	1,881	**-**	-	**(15)**	(1,881)
Property, plant and equipment	**7,331**	7,737	**91,119**	66,232	**25,293**	58,495
Provisions	**13,321**	13,238	**-**	-	**(83)**	(13,238)
Tax losses	**52,856**	31,198	**-**	-	**(21,658)**	(31,198)
Other	**3,279**	2,521	**1,547**	517	**272**	(2,004)
Total	**78,683**	56,575	**92,666**	66,749	**3,809**	10,174
Set off temporary differences	**(78,683)**	(56,575)	**(78,683)**	(56,575)	**-**	-
Total	**-**	-	**13,983**	10,174	**3,809**	10,174

* Refer to Note 33 for details on restatement of prior period comparatives.

(e) Unrecognised deferred tax assets and liabilities

The composition of the Group's unrecognised deferred tax assets and liabilities is as follows:

	2023 $'000	2022 $'000 Restated*
Tax losses – capital	**6,736**	5,614
Tax losses – revenue	**22,472**	17,101
Temporary differences	**-**	909
Total unrecognised deferred tax assets	**29,208**	23,624

* Refer to Note 33 for details on restatement of prior period comparatives.

The Group has carry forward revenue losses of $287,902,521 (2022: $185,272,561) and capital losses of $22,454,683 (2022: $22,454,683).

(f) Tax consolidation

Sayona Mining Limited and its wholly owned Australian resident subsidiaries formed a tax consolidated group with effect from 1 July 2015 and is therefore taxed as a single entity from that date. Sayona Mining Limited is the head entity of the tax consolidated group. Income tax expense and deferred tax assets and liabilities arising from temporary differences of the members of the tax consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the "separate taxpayer within group" approach by reference to the carrying values in the separate financial statements of each entity and the relevant tax values under tax consolidation. Current tax assets and liabilities and deferred tax assets arising from unused tax losses and relevant tax credits of the members of the tax-consolidated group are recognised by the Company (as head entity of the tax consolidated group). Tax funding arrangements are currently in place between entities in the tax consolidated group.

Key judgements and estimates

Deferred tax

Judgement is required in assessing whether deferred tax assets and certain deferred tax liabilities are recognised in the Consolidated Statement of Financial Position. Deferred tax assets are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits.

Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These depend on estimates of future production and sales volumes, commodity prices, reserves, operating costs, closure and rehabilitation costs, capital expenditure and other capital management transactions.

Uncertain tax matters – Unused tax losses on acquisition

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognised subsequently if new information about facts and circumstances arises. The adjustment is treated as a reduction to goodwill if it has occurred during the measurement period. If it occurs outside the recognition period, the adjustment is recognised in the Consolidated Statement of Profit or Loss.

11

Notes to the Financial Statements 12 8. Earnings per Share The following reflects the profit or loss and number of shares used in the basic and diluted earnings per share (EPS) computations: 2023 2022 Restated * Profit/(loss) attributable to equity holders of Sayona Mining Limited ($’000) (13,626) 51,459 Weighted average number of ordinary shares (‘000) Basic earnings per share denominator 8,695,396 6,794,836 Ordinary shares contingently issuable (1) - 407,180 Diluted earnings per share denominator 8,695,396 7,202,016 Earnings per share (cents) Basic (0.16) 0.76 Diluted (0.16) 0.71 * Refer to Note 33 for details on restatement of prior period comparatives. (1) The weighted average number of options contingently issuable into ordinary shares as at 30 June 2023 is 241.8 million. The inclusion of these contingently issuable ordinary shares would have the effect of reducing the loss per share. Accordingly, these potential ordinary shares have not been included in the determination of diluted earnings per share. Basic earnings per share Basic earnings per share amounts are calculated based on profit or loss attributable to equity holders of Sayona Mining Limited and the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share Dilutive earnings per share amounts are calculated based on profit or loss attributable to equity holders of Sayona Mining Limited and the weighted average number of ordinary shares outstanding after adjustment for the effects of all dilutive potential ordinary shares.

Notes to the Financial Statements

Operating Assets and Liabilities

This section details the assets used and liabilities incurred to generate the Group's trading performance. Assets and liabilities relating to the Group's financing activities are addressed in the Capital Structure and Financial Management section.

9. Trade and Other Receivables

	2023 $'000	2022 $'000
Trade receivables	174	577
GST/QST receivable from taxation authorities	18,410	5,934
Other receivables from associated entities [1]	-	3,156
Other receivables	714	14
Total trade and other receivables	19,298	9,681
Comprising:		
Current	19,298	9,681
Non-current	-	-

(1) Amount relates to outstanding cash calls from Piedmont Lithium Québec Holdings Inc.

Recognition and measurement

Trade receivables are generally due within 30 days. Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less an allowance for expected credit losses.

The collectability of trade and other receivables is assessed continuously. Individual receivables which are deemed to be unrecoverable are written off by reducing the carrying value directly. At the reporting date, specific allowances are made for any expected credit losses based on a review of all outstanding amounts.

10. Inventories

	2023 $'000	2022 $'000
Raw materials and consumables	6,333	-
Work in progress	5,166	-
Finished goods	37,165	-
Total inventories	48,664	-
Comprising:		
Current	48,664	-
Non-current	-	-

Recognition and measurement

Inventories are valued at the lower of cost and net realisable value. Cost is determined primarily on the basis of average cost. For processed inventories, cost is derived on an absorption costing basis. Cost comprises the cost of purchasing raw materials and the cost of production, including attributable overheads. Net realisable value is calculated as the estimated proceeds of sale, less an estimate of all further costs required to the stage of completion and all applicable marketing, selling and distribution costs to be incurred.

Raw materials and consumables
Raw materials and consumables represent spares, consumables and other supplies yet to be utilised in the production process, except where the raw materials purchased are equivalent products to those that the Group produces and would otherwise classify as work in progress.

Key judgements and estimates

Carrying value of inventories
The Group reviews the carrying value of inventories regularly to ensure that their cost does not exceed net realisable value. In determining net realisable value, various factors are taken into account including estimated future sales prices based on prevailing commodity prices at the reporting date, less estimated costs to complete production and bring the product to sale.

Stockpiles are measured by estimating the movement in quantities at each stocking point, the amount of contained metal, and the estimated recovery percentage based on the expected processing method. Physical quantities are assessed primarily through surveys and assays.

Estimates are periodically reassessed by the Group, taking into account technical analysis and historical performance.

13

Notes to the Financial Statements

11. Other Assets

	2023 $'000	2022 $'000
Deposits	31,993	13,120
Prepayments	1,926	580
Total other assets	33,919	13,700
Comprising:		
Current	33,919	13,700
Non-current	-	-

Deposits include cash deposits, term deposits held with financial institutions with a maturity of more than three months from reporting date, and funds held as security in favour of Ministere de l'Energie et des Ressources Naturelles (MERN) for mine closure and rehabilitation of North American Lithium.

12. Property, Plant and Equipment

Year ended 30 June 2023	Land and buildings $'000	Plant and equipment $'000	Mine properties $'000	Capital works in progress $'000	Exploration and evaluation $'000	Total $'000
Cost						
At the beginning of the financial year	149	236,126	152,234	27,385	37,325	453,219
Additions	1,522	9,901	-	141,611	92,366	245,400
Disposals	(124)	(13,369)	-	-	-	(13,493)
Transfers and other movements	4,668	89,535	77,892	(168,838)	267	3,524
At the end of the financial year	6,215	322,193	230,126	158	129,958	688,650
Accumulated depreciation						
At the beginning of the financial year	(114)	(69)	-	-	-	(183)
Depreciation charge for the year	(408)	(4,860)	(894)	-	-	(6,162)
Disposals	124	32	-	-	-	156
Transfers and other movements	(8)	(108)	(272)	-	-	(388)
At the end of the financial year	(406)	(5,005)	(1,166)	-	-	(6,577)
Net book value as at 30 June 2023	5,809	317,188	228,960	158	129,958	682,073

Year ended 30 June 2022	Land and buildings $'000	Plant and equipment $'000	Mine properties $'000	Capital works in progress $'000	Exploration and evaluation $'000	Total $'000
Cost						
At the beginning of the financial year	149	35	-	-	25,553	25,737
Acquisition of subsidiaries [(1)]	-	203,387	59,889	-	116,561	379,837
Additions	-	1,021	-	21,227	10,315	32,563
Transfers and other movements	-	31,683	92,345	6,158	(115,104)	15,082
At the end of the financial year	149	236,126	152,234	27,385	37,325	453,219
Accumulated depreciation						
At the beginning of the financial year	(12)	(11)	-	-	-	(23)
Depreciation charge for the year	(39)	(11)	-	-	-	(50)
Transfers and other movements	(63)	(47)	-	-	-	(110)
At the end of the financial year	(114)	(69)	-	-	-	(183)
Net book value as at 30 June 2022	35	236,057	152,234	27,385	37,325	453,036

(1) On 27 August 2021, the Group acquired 100% of the issued capital of North American Lithium Inc. (NAL). The amounts reported reflect the fair value of identifiable assets at the date of acquisition.

Reclassification of asset categories within property, plant and equipment

Mine properties, exploration and evaluation assets and right-of-use assets have been reclassified within property, plant and equipment, in line with changes to Group accounting policies in the current reporting period. This reclassification has been applied retrospectively to prior period comparatives.

14

Notes to the Financial Statements 15 12. Property, Plant and Equipment (continued) Recognition and measurement Property, plant and equipment is recorded at cost less accumulated depreciation and impairment charges. Cost is the fair value of consideration given to acquire the asset at the time of its acquisition or construction, and includes the direct cost of bringing the asset to the location and condition necessary for operation. Subsequent costs are included in the asset’s carrying value or recognised as a separate asset, as appropriate, only when it is probable that the future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised as expenses in profit or loss during the financial period in which they are incurred. An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected. Any gain or loss arising on derecognition of the asset is included in the Consolidated Statement of Profit or Loss when the asset is derecognised. (a) Mine properties Mine properties include: – capitalised development and production stripping costs; – mineral rights acquired. The initial cost of mine properties includes the purchase price or construction cost, any costs directly attributable to bringing the asset into operation, and borrowing costs (where relevant for qualifying assets). The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset. Mine properties also consist of the fair value attributable to mineral reserves and the portion of mineral resources considered to be probable of economic extraction at the date of acquisition. When a mine construction project moves into the production phase, the capitalisation of certain mine construction costs ceases, and costs are either regarded as part of the cost of inventory or expensed, except for costs which qualify for capitalisation. (i) Capitalised development and production stripping costs The process of removing overburden and other waste materials to access mineral deposits is known as stripping. Stripping is necessary to obtain access to mineral deposits and occurs throughout the life of an open-pit mine. Stripping is classified as either development stripping or production stripping. Development and production stripping costs are recognised as part of mine properties in property, plant and equipment. Development stripping costs are initial overburden removal costs incurred to obtain access to mineral deposits that will be commercially produced. These costs are capitalised when it is probable that future economic benefits in the form of access to mineral ores will flow to the Group and costs can be measured reliably. Stripping costs incurred during the development phase of a mine are usually capitalised as part of the depreciable cost of building, developing and constructing the mine. Production stripping costs are post initial overburden removal costs incurred during the normal course of production, which are usually incurred after the first saleable minerals have been extracted from the component of the ore body. Costs are capitalised where production stripping activity results in improved access to future ore and the following criteria are met: – the production stripping activity improves access to a specific component of the ore body and it is probable that economic benefits arising from the improved access to future ore production will be realised; – the component of the ore body for which access has been improved can be identified; and – costs associated with that component can be measured reliably. Production stripping costs are allocated between the inventory produced and the production stripping asset using a life-of-component waste-to- ore (or mineral contained) strip ratio. When the current strip ratio is greater than the estimated life-of-component ratio, a portion of the stripping costs are capitalised to the production stripping asset. (b) Capital works in progress Capital works in progress are measured at cost inclusive of associated on-costs and charges. Costs are only capitalised when it is probable that future economic benefits will flow to the Group and costs can be measured reliably. All assets included in capital works in progress are reclassified to other categories within property, plant and equipment when the asset is available and ready for use in the manner intended. (c) Right-of-use assets Right-of-use assets are presented within the respective categories of property, plant and equipment according to the nature of the underlying asset leased. Refer to Note 19 for details on the Group’s right-of-use assets and corresponding lease liabilities.

Notes to the Financial Statements 16 12. Property, Plant and Equipment (continued) (d) Exploration and evaluation expenditure Exploration and evaluation expenditure is capitalised where it is considered likely to be recoverable or where the activities have not reached a stage that permits a reasonable assessment of the existence of reserves. Exploration is defined as the search for potential mineralisation after the Group has obtained legal rights to explore in a specific area and includes topographical, geological, geochemical and geophysical studies and exploratory drilling, trenching and sampling. Evaluation is defined as the determination of the technical feasibility and commercial viability of a particular prospect. Activities conducted during the evaluation phase include determination of the volume, grade and quality of the deposit, examination and testing of extraction methods and metallurgical or treatment processes, surveys of transportation and infrastructure requirements, and market and finance studies. Recoverability of the carrying value of exploration assets is dependent on the successful exploration and development of projects, or alternatively, through the sale of the areas of interest. Exploration and evaluation expenditure incurred prior to the establishment of a commercially viable mineral deposit is expensed as incurred, except for initial payments for the right to explore (including lease acquisition costs). Accumulated costs in relation to an abandoned area are written off in full against profit or loss in the year in which the decision to abandon the area is made. (e) Impairment of assets At the end of each reporting period, the Group assesses whether there is any indication that an asset may be impaired. The assessment will include consideration of external and internal sources of information. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is recognised immediately in profit or loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs. (f) Depreciation and amortisation The carrying values of property, plant and equipment are depreciated to their estimated residual values over the estimated useful lives of the specific assets concerned. Estimates of residual values and useful lives are reassessed annually and any change in estimate is considered in the determination of remaining depreciation charges. Depreciation commences on the date of commissioning. The major categories of property, plant and equipment are depreciated on a units of production or straight-line basis using the estimated lives indicated below. Where assets are dedicated to a mine or lease and are not readily transferable, the useful life of the asset is subject to the lesser of the asset’s useful life and the life of the mine or lease. Asset category Depreciation method Buildings 2 to 20 years straight-line Land Not applicable Mine properties (including mineral rights) Based on ore reserves on a units of production basis Plant and equipment 2 to 20 years straight-line Right-of-use assets Based on the shorter of the asset’s useful life or term of the lease (straight-line) Key judgements and estimates Judgement applied in determining ore reserves and mineral resources The Group estimates its ore reserves and mineral resources based on information compiled by Competent Persons in accordance with the Joint Ore Reserves Committee (JORC) code. Estimation requires assumptions about future commodity prices and demand, exchange rates, production costs, transport costs, mine closure and rehabilitation costs, recovery rates, discount rates and, in some instances, the renewal of mining licences. There are many uncertainties in the estimation process and assumptions that are valid at the time of estimation may change significantly when new information becomes available. New geological or economic data, or unforeseen operational issues, may change estimates of ore reserves and mineral resources. The Group uses judgment as to when to include mineral resources in accounting estimates. Useful economic lives of assets The determination of useful lives, residual values and depreciation methods is reviewed at each reporting period and involves estimates and assumptions. Any changes to useful lives or any other estimates or assumptions may impact prospective depreciation rates and asset carrying values. The Group applies judgement in determining the useful economic lives of assets and whether any indicators of impairment are present based on internal and external sources of information available. The table above summarises the depreciation methods and rates applied to major categories of property, plant and equipment.

Notes to the Financial Statements 17 13. Intangible Assets 2023 $’000 2022 $’000 Cost At the beginning of the financial year 186 186 Disposals (185) - At the end of the financial year 1 186 Accumulated amortisation At the beginning of the financial year (1) (1) At the end of the financial year (1) (1) Net book value at the end of the financial year - 185 Recognition and measurement The Group capitalises amounts paid for the acquisition of identifiable intangible assets where it is considered that future economic benefits will flow to the Group and the cost of the asset can be measured reliably. Intangible assets held by the Group are stated at acquisition cost, net of any related accumulated amortisation and impairment charges. (a) Goodwill Where the fair value of consideration paid for a business combination exceeds the fair value of the Group’s share of the identifiable net assets acquired, the difference is treated as purchased goodwill. Where the fair value of the Group’s share of the identifiable net assets acquired exceeds the fair value of consideration paid, the difference is recognised in the Consolidated Statement of Profit or Loss. Goodwill is not amortised; however, its carrying value is assessed annually against its recoverable amount. (b) Other intangible assets Amounts paid for the acquisition of identifiable intangible assets, such as software and licences, are capitalised at the fair value of consideration paid and are recorded at cost less accumulated amortisation and impairment charges. Identifiable intangible assets with a finite life are amortised on a straight-line basis over their expected useful life from when the asset is ready for use. 14. Trade and Other Payables 2023 $’000 2022 $’000 Trade payables 18,682 5,146 Other payables to associated entities (1) 681 17,059 Other payables 10,134 1,776 Total trade and other payables 29,497 23,981 Comprising: Current 29,497 23,981 Non-current - - (1) At 30 June 2022, Piedmont Lithium Québec Holdings Inc. had agreed to joint funding advances in relation to refurbishment activities at NAL. The outstanding amount has been treated as an equity loan, and represents Piedmont’s proportionate share of contributed cash advances to the joint venture. The prior year balance has been reclassified to share capital during the year. Recognition and measurement Trade and other payables represent the liabilities for goods and services received by the Group that remain unpaid at the end of the reporting period. The balance is recognised as a current liability with amounts normally paid within 30 days of recognition of the liability. Amounts are initially recognised at fair value, and subsequently measured at amortised cost. The carrying value of these trade and other payables is considered to approximate fair value due to the short-term nature of the payables. The Group’s obligations for short-term employee benefits are recognised in other payables.

Notes to the Financial Statements 18 15. Other Liabilities 2023 $’000 2022 $’000 Deferred income (1) 13,956 11,504 Total other liabilities 13,956 11,504 Comprising: Current - - Non-current 13,956 11,504 (1) As part of the Group’s acquisition of Moblan, a royalty agreement was entered into with Lithium Royalty Corp. (LRC). Under the terms of the agreement, royalties are payable to LRC based on tonnages produced from properties acquired as part of the Moblan Lithium Project. Royalties are based on either Gross Overriding Revenue (GOR) or Net Smelter Return (NSR), depending on the property. The Group amortises royalty advances based on tonnages produced and the contractual obligations set out in the agreement. 16. Provisions 2023 $’000 2022 $’000 Employee entitlements 846 324 Mine closure and rehabilitation 35,254 31,085 Total provisions 36,100 31,409 Comprising: Current 846 324 Non-current 35,254 31,085 The movement in provisions during the year is as follows: Year ended 30 June 2023 Employee entitlements $’000 Mine closure and rehabilitation $’000 Total $’000 At the beginning of the financial year 324 31,085 31,409 Charge/(credit) for the year to the Consolidated Statement of Profit or Loss: Underlying charge for the year 1,354 3,925 5,279 Released during the year (849) - (849) Foreign exchange rate differences 17 244 261 At the end of the financial year 846 35,254 36,100 Year ended 30 June 2022 Employee entitlements $’000 Mine closure and rehabilitation $’000 Total $’000 At the beginning of the financial year 117 - 117 Acquisition of subsidiaries (1) - 30,133 30,133 Charge/(credit) for the year to the Consolidated Statement of Profit or Loss: Underlying charge for the year 266 - 266 Released during the year (59) - (59) Foreign exchange rate differences - 952 952 At the end of the financial year 324 31,085 31,409 (1) On 27 August 2021, the Group acquired 100% of the issued capital of North American Lithium Inc. (NAL). The amount reported reflects the fair value of the provision for mine closure and rehabilitation at the date of acquisition.

Notes to the Financial Statements 19 16. Provisions (continued) Recognition and measurement Provisions are recognised when the Group has a legal or constructive obligation for which it is probable that an outflow of economic benefits will result, and that outflow can be reliably measured. Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the reporting period. (a) Employee entitlements Employee entitlements expected to be settled within twelve months are presented as current employee benefit obligations. Liabilities for salaries and wages, including non-monetary benefits, and annual leave are recognised in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The non-current provision for employee entitlements is recognised for employees’ annual leave and long service leave entitlements not expected to be settled wholly within twelve months after the end of the reporting period in which the employees render the related service. Other non-current employee benefits are measured at the present value of the expected future payments to be made to employees. Expected future payments incorporate anticipated future wage and salary levels, durations of service and employee departures and are discounted at rates determined by reference to market yields at the end of the reporting period that have maturity dates that approximate the terms of the obligations. Any remeasurements for changes in assumptions of obligations for other non-current employee benefits are recognised in profit or loss in the period in which the changes occur. (b) Mine closure and rehabilitation The mining and processing activities of the Group normally give rise to obligations for site closure or rehabilitation. Closure and rehabilitation works can include facility decommissioning and dismantling, removal or treatment of waste materials, and site and land rehabilitation in accordance with local laws and regulations and clauses of the permits. Closure and rehabilitation provisions are recognised at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all closure and rehabilitation activity expected to occur progressively over the life of the operation and at, or after, the time of closure, for disturbance existing at the reporting date. Routine operating costs that may impact the ultimate closure and rehabilitation activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognised as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. Closure and rehabilitation provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. When provisions for mine closure and rehabilitation are initially recognised, the corresponding cost is capitalised as an asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalised cost of closure and rehabilitation activities is recognised in property, plant and equipment and depreciated accordingly. Closure and rehabilitation provisions are also adjusted for changes in costs and estimates. Any adjustments are made prospectively and are accounted for as a change in the corresponding capitalised asset, except where a reduction in the provision is greater than the depreciated capitalised cost of the related assets, in which case the carrying value is reduced to nil and the remaining adjustment is recognised first against other items in property, plant and equipment, and subsequently to the Consolidated Statement of Profit or Loss. Adjustments to the estimated amount and timing of future closure and rehabilitation cash flows are a normal occurrence in light of the significant judgements and estimates involved. Key judgements and estimates Mine closure and rehabilitation provision on acquisition of North American Lithium The provision recognised at the date of acquisition represents the net present value of mine closure and rehabilitation costs that are expected to be incurred up to the time when the producing mine ceases operations. The provision is based on the Group’s internal estimates and modified by the Ministere de I'Energie et des Ressources Naturelles (MERN). A discount rate of 10% has been applied to reflect the inherent risk in the mining operation. Assumptions have been made based on the current economic environment, which management believe are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes to the assumptions. Actual rehabilitation costs will ultimately depend on market conditions at the relevant time. The timing of closure and rehabilitation will most likely depend on when the mine ceases to produce at economically viable rates. Mine restoration costs are uncertain, and cost estimates can vary in response to many factors including estimates of the extent of rehabilitation activities, technological changes, regulatory changes, cost increases including inflationary impacts and changes in discount rates. The provision at reporting date represents management’s best estimate of the present value of future rehabilitation costs.

Notes to the Financial Statements

Capital Structure and Financial Management

This section details the capital structure and related financing activities of the Group.

17. Cash and Cash Equivalents

	2023 $'000	2022 $'000
Cash	**106,458**	184,509
Short-term deposits	**104,661**	50
Total cash and cash equivalents (1)	**211,119**	184,559

(1) Cash and cash equivalents include $54.7 million (2022: Nil) which is restricted by legal or contractual arrangements.

Cash and cash equivalents include cash on hand, deposits available on demand with banks and other short term highly liquid investments with original maturities of three months or less.

18. Interest Bearing Liabilities

	2023 $'000	2022 $'000
Lease liabilities (1)	**6,253**	10
Non-convertible redeemable cumulative preference shares	**24,849**	23,462
Other interest bearing liabilities	**112**	-
Total interest bearing liabilities	**31,214**	23,472
Comprising:		
Current	**1,944**	10
Non-current	**29,270**	23,462

(1) Refer to Note 19 for further details on the Group's leases.

Recognition and measurement

All borrowings are initially recognised at their fair value net of directly attributable transaction costs. Subsequent to initial recognition, interest bearing liabilities are measured at amortised cost using the effective interest method. Gains and losses are recognised in the Consolidated Statement of Profit or Loss when the liabilities are derecognised. Interest bearing liabilities are classified as current liabilities, except when the Group has an unconditional right to defer settlement for at least twelve months after the reporting date, in which case the liabilities are classified as non-current.

A reconciliation of movements in interest bearing liabilities and other financial liabilities to cash flows arising from financing activities is set out in Note 22 (f).

(a) Non-convertible redeemable cumulative preference shares

On 27 August 2021, as part of the acquisition of North American Lithium, the Group exchanged Investissement Québec's (IQ) second ranking debt of C$63 million for twenty million non-convertible redeemable cumulative preference shares held by NAL at a par value of C$1.00 per share. The shares may be redeemed at the option of NAL or at the option of IQ, subject to satisfaction of various performance hurdles.

The terms of the preference shares are detailed below:

- interest is accrued or paid at 5% per annum;
- the shares cannot be converted to equity at any time;
- preference shareholders are not entitled to dividends or to vote at shareholder meetings;
- redemption commences in accordance with the NAL Constitution and Governance Agreement once the mine is in commercial operation and the redemption term is up to ten years after the first anniversary of the issue of these shares; and
- in the event of default, liquidation, or receivership, IQ rank before the ordinary shareholders in priority.

The preference shares are recorded at issue price plus accrued interest. Given the nature and conditions impacting on potential redemption terms, the fair value assigned to the preference shares is their face value.

20

Notes to the Financial Statements 21 19. Leases The nature of the Group’s leases predominantly relates to assets and equipment supporting the operations in line with the Group’s principal activities, as well as real estate in the form of office premises. Lease terms range from three to five years. Lease contracts are negotiated on an individual basis and contain a wide range of terms and conditions. (a) Amounts recognised in the Consolidated Statement of Financial Position The Consolidated Statement of Financial Position includes the following amounts relating to leases: 2023 $’000 2022 $’000 Right-of-use assets recognised in property, plant and equipment Land and buildings Cost 1,522 124 Accumulated depreciation (369) (114) Net book value 1,153 10 Plant and equipment Cost 5,387 - Accumulated depreciation (449) - Net book value 4,938 - Total right-of-use assets 6,091 10 Lease liabilities Land and buildings – current 349 10 Land and buildings – non-current 892 - Plant and equipment – current 1,595 - Plant and equipment – non-current 3,417 - Total lease liabilities 6,253 10 Right-of-use asset additions during the year were $6.9 million (2022: Nil). Lease liabilities have been measured at the present value of the remaining lease payments over the term of the lease. The present value has been determined using discount rates ranging between 4.50% and 10% (2022: 4.50%). (b) Amounts recognised in the Consolidated Statement of Profit or Loss The Consolidated Statement of Profit or Loss includes the following amounts relating to leases: 2023 $’000 2022 $’000 Depreciation of right-of-use assets 811 38 Interest on lease liabilities 148 1 Recognition and measurement At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. All contracts that are classified as short-term leases (leases with a remaining lease term of twelve months or less) and leases of low value assets are recognised as an operating expense on a straight-line basis over the term of the lease. Right-of-use assets If a lease is present, a right-of-use asset and corresponding lease liability is recognised at the commencement date of the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and estimated future restoration costs, less any lease incentives received. The right-of- use asset is subsequently measured at cost less accumulated depreciation, impairment charges and any adjustments for remeasurement of the lease liability. Right-of-use assets are depreciated over the term of the lease or useful life of the underlying asset, whichever is the shortest. Where a lease transfers ownership of the underlying asset or the cost of the right-of-use asset indicates the Group is likely to exercise a purchase option, the specific asset is depreciated over the useful life of the underlying asset. Right-of-use assets are recognised in property, plant and equipment in the Consolidated Statement of Financial Position.

Notes to the Financial Statements

19. Leases (continued)

Lease liabilities
Lease liabilities are recognised within interest bearing liabilities in the Consolidated Statement of Financial Position. The lease liability is initially measured at the present value of the lease payments still to be paid at commencement date.

Lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the lessee's incremental borrowing rate. The lessee's incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment and with similar terms, conditions and security.

The lease liability is subsequently measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in rate or index, if there is a change in the Group's estimate of the amount expected to be payable under a residual guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying value of the right-of-use asset, or is recorded in the Consolidated Statement of Profit or Loss if the carrying value of the right-of-use asset has been reduced to nil.

20. Financial Income and Expenses

	2023 $'000	2022 $'000
Financial income		
Interest on bank accounts	2,817	111
Net foreign exchange gains	13,510	-
Total financial income	16,327	111
Financial expenses		
Interest on lease liabilities	148	1
Interest on preference shares	1,177	927
Net foreign exchange losses	-	2,109
Other financial expenses	181	-
Total financial expenses	1,506	3,037
Net financial income/(expense)	14,821	(2,926)

21. Other Financial Assets

	2023 $'000	2022 $'000
Investments in listed entities		
Consolidated Lithium Metals Inc. (1)	2,296	-
Troilus Gold Corporation (2)	10,647	-
Total other financial assets	12,943	-
Comprising:		
Current	-	-
Non-current	12,943	-

(1) On 14 November 2022, the Group acquired a 9.99% shareholding in Consolidated Lithium Metals Inc. (TSXV: CLM) for C$1.5 million through a private placement. The shares were acquired as part of the Group's agreement with Consolidated Lithium Metals Inc. to acquire claims in the Vallée Lithium Project.

(2) On 17 November 2022, the Group completed the acquisition of a 9.26% shareholding in Troilus Gold Corporation (TSXV: TLG) for C$10 million. The acquisition was completed in two tranches totalling 20.4 million shares at C$0.49 per share. The shares were acquired as part of the Group's agreement with Troilus Gold Corporation to acquire claims near the Moblan Lithium Project.

Recognition and measurement

The Group has elected at initial recognition to classify equity investments as financial assets at fair value through other comprehensive income (FVOCI). The equity securities are not held for trading and are strategic investments for which the Group considers this classification to be more appropriate.

Changes in fair value are accumulated in a separate reserve within equity. The cumulative amount is transferred to the Consolidated Statement of Profit or Loss on disposal of the relevant equity securities.

The fair value of the Group's financial assets at FVOCI is estimated based on quoted market prices at the reporting date and classified as Level 1 on the fair value hierarchy as detailed in Note 22 (e).

22

Notes to the Financial Statements 23 22. Financial Instruments and Risk Management The Group is exposed to market, liquidity and credit risk through its financial instruments, which comprise cash and cash equivalents, receivables, financial assets, other assets and liabilities, payables and interest bearing liabilities. The main purpose of these financial instruments is to fund the principal activities of the Group. The Board of the Company meets on a regular basis to analyse exposure and evaluate treasury management strategies in the context of the most recent economic conditions and forecasts. The Board has overall responsibility for the establishment and oversight of the Group's risk management framework. Management is responsible for developing and monitoring the risk management policies. (a) Market risk Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises interest rate risk, foreign currency risk and other price risk, such as equity price risk and commodity price risk. The objective of market risk management is to manage market risk exposures to protect profitability and return on assets. (i) Interest rate risk The Group is exposed to interest rate risk on its cash and cash equivalents, other assets and interest bearing liabilities from the possibility that changes in interest rates will affect future cash flows or the fair value of financial instruments. The Group’s net exposure to interest rate risk at the reporting date is as follows: 2023 $’000 2022 $’000 Financial assets Cash and cash equivalents 211,119 184,559 Other assets 31,993 13,120 Net exposure 243,112 197,679 Sensitivity analysis The following table demonstrates the sensitivity to a 100 basis point change in interest rates, with all other variables remaining constant: Effect on profit after tax 2023 $’000 Effect on profit after tax 2022 $’000 +100 basis point change in interest rates 1,702 1,483 -100 basis point change in interest rates (1,702) (149) (ii) Foreign currency risk Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group operates internationally and is exposed to foreign currency risk arising from currency movements, primarily in respect of transactions and instruments in Canadian and United States (US) dollars. No derivative financial instruments are employed to mitigate the exposed risks. The Group's net exposure to foreign currency risk (in Australian dollars) at the reporting date is as follows: Canadian dollar risk exposure 2023 $’000 Canadian dollar risk exposure 2022 $’000 US dollar risk exposure 2023 $’000 US dollar risk exposure 2022 $’000 Financial assets Cash and cash equivalents 106,120 25,271 975 1,094 Trade and other receivables 19,927 10,530 - - Other assets 33,740 11,660 - - Financial liabilities Trade and other payables (24,147) (5,385) (2,300) - Interest bearing liabilities (30,923) (23,462) - - Other liabilities (1,946) (28,563) (12,009) - Net exposure 102,771 (9,949) (13,334) 1,094

Notes to the Financial Statements 24 22. Financial Instruments and Risk Management (continued) Sensitivity analysis Based on the Group’s net financial assets and liabilities as at 30 June, a weakening of the Australian dollar against these currencies as illustrated in the table below, with all other variables held constant, would have the following effect on the Group’s profit or loss after tax: Effect on profit after tax 2023 $’000 Effect on profit after tax 2022 $’000 5% movement in Canadian dollar 3,597 (373) 5% movement in United States dollar 467 41 (b) Liquidity risk Liquidity risk is the risk that the Group may not be able to settle or meet its obligations as they fall due. This risk is managed by ensuring, to the extent possible, that there is sufficient liquidity in place, without incurring unacceptable losses or risking damage to the Group's reputation. The Board manages liquidity risk by sourcing long-term funding, primarily through equity sources. Financial asset and financial liability maturity analysis The following table shows an undiscounted contractual maturity analysis for financial assets and financial liabilities and reflects management's expectations with respect to realisation of financial assets and financial liabilities and timing of termination: Year ended 30 June 2023 Weighted average interest rate % 1 year or less $’000 1 to 5 years $’000 More than 5 years $’000 Total $’000 Financial assets Cash and cash equivalents 2.68% 211,119 - - 211,119 Trade and other receivables - 19,298 - - 19,298 Other financial assets - - - 12,943 12,943 Other assets 2.69% 31,993 - - 31,993 Total financial assets 262,410 - 12,943 275,353 Financial liabilities Trade and other payables - 29,497 - - 29,497 Interest bearing liabilities 5.00% - 112 24,849 24,961 Lease liabilities 9.74% 1,944 4,309 - 6,253 Other liabilities - - - 13,956 13,956 Total financial liabilities 31,441 4,421 38,805 74,667 Net financial instruments 230,969 (4,421) (25,862) 200,686 Year ended 30 June 2022 Weighted average interest rate % 1 year or less $’000 1 to 5 years $’000 More than 5 years $’000 Total $’000 Financial assets Cash and cash equivalents 0.06% 184,559 - - 184,559 Trade and other receivables - 9,681 - - 9,681 Other assets 0.67% 13,120 - - 13,120 Total financial assets 207,360 - - 207,360 Financial liabilities Trade and other payables - 23,981 - - 23,981 Interest bearing liabilities 5.00% - - 23,462 23,462 Lease liabilities 4.50% 10 - - 10 Other liabilities - - - 11,504 11,504 Total financial liabilities 23,991 - 34,966 58,957 Net financial instruments 183,369 - (34,966) 148,403

Notes to the Financial Statements 25 22. Financial Instruments and Risk Management (continued) (c) Credit risk Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. Credit risk arises from exposures to deposits with financial institutions, trade and other receivables and deposits. Management monitors credit risk by actively assessing the rating quality and liquidity of counterparties. The Group's maximum exposure to credit risk at reporting date is $10.9 million (2022: $3.7 million). (d) Recognition and measurement Initial recognition and measurement Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions to the instrument. For financial assets, this is the date that the Group commits itself to either the purchase or sale of the asset (i.e. trade date accounting is adopted). Financial instruments are initially measured at fair value plus transaction costs, except where the instrument is classified at fair value through profit or loss, in which case transaction costs are expensed to profit or loss immediately. Subsequent measurement (i) Subsequent measurement of financial assets Financial assets are subsequently measured at amortised cost. Measurement is based on two primary criteria: – the contractual cash flow characteristics of the financial asset; and – the business model for managing the financial assets. A financial asset that meets the following conditions is subsequently measured at amortised cost: – the financial asset is managed solely to collect contractual cash flows; and – the contractual terms within the financial asset give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding on specified dates. (ii) Subsequent measurement of financial liabilities Financial liabilities are subsequently measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a debt instrument and allocating interest expense in profit or loss over the relevant period. The effective interest rate is the internal rate of return of the financial asset or liability. That is, the rate that exactly discounts the estimated future cash flows through the expected life of the instrument to the net carrying value at initial recognition. Derecognition Derecognition refers to the removal of a previously recognised financial asset or financial liability from the Consolidated Statement of Financial Position. (i) Derecognition of financial assets A financial asset is derecognised when the holder's contractual rights to its cash flows expire, or the asset is transferred in such a way that all the risks and rewards of ownership are substantially transferred. All of the following criteria need to be satisfied for derecognition of a financial asset: – the right to receive cash flows from the asset has expired or been transferred; – all risk and rewards of ownership of the asset have been substantially transferred; and – the Group no longer controls the asset (i.e. the Group has no practical ability to make a unilateral decision to sell the asset to a third party). On derecognition of a financial asset measured at amortised cost, the difference between the asset's carrying value and the sum of the consideration received and receivable is recognised in profit or loss. (ii) Derecognition of financial liabilities A liability is derecognised when it is extinguished (i.e. when the obligation in the contract is discharged, cancelled or expires). An exchange of an existing financial liability for a new one with substantially modified terms, or a substantial modification to the terms of a financial liability is treated as an extinguishment of the existing liability and recognition of a new financial liability. The difference between the carrying value of the financial liability derecognised and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss.

Notes to the Financial Statements 26 22. Financial Instruments and Risk Management (continued) Impairment The Group recognises a loss allowance for expected credit losses, using the simplified approach under AASB 9, which requires the recognition of lifetime expected credit loss at all times. (e) Fair values The Group measures some of its assets and liabilities at fair value on either a recurring or non-recurring basis after initial recognition, depending on the requirements of the applicable Accounting Standard. The fair value of cash and cash equivalents and non-interest bearing financial assets and liabilities approximates their carrying value due to their short-term maturity. Fair value is the price the Group would receive to sell an asset or would pay to transfer a liability in an orderly (i.e. unforced) transaction between independent, knowledgeable and willing market participants at the measurement date. The aggregate fair values and carrying values of financial assets and liabilities are disclosed in the Consolidated Statement of Financial Position. Fair values are materially in line with carrying values. Fair value measurement The carrying value of financial assets and liabilities measured at fair value is principally calculated based on inputs other than quoted prices that are observable for these financial assets or liabilities, either directly (i.e. as unquoted prices) or indirectly (i.e. derived from prices). Where no price information is available from a quoted market source, alternative market mechanisms or recent comparable transactions, fair value is estimated based on the Group’s views on relevant future prices, net of valuation allowances to accommodate liquidity, modelling and other risks implicit in such estimates. The Group applies the following hierarchy for financial assets and liabilities carried at fair value: Fair value hierarchy Valuation inputs Level 1 Based on unadjusted quoted prices in active markets for identical financial assets and liabilities. Level 2 Based on inputs other than quoted prices included within Level 1 that are observable for the financial asset or liability, either directly (i.e. as unquoted prices) or indirectly (i.e. derived from prices). Level 3 Based on inputs not observable in the market using appropriate valuation models, including discounted cash flow modelling. Where the carrying value of financial assets and liabilities do not approximate their fair value, the fair value has been measured based on inputs in the hierarchy as follows: At 30 June 2023 Level 1 $’000 Level 2 $’000 Level 3 $’000 Total $’000 Financial assets at FVOCI 12,943 - - 12,943 Total 12,943 - - 12,943 The Group did not measure any financial assets or liabilities at fair value on a non-recurring basis as at 30 June 2023. There were no transfers between levels of the hierarchy during the year. (f) Changes in liabilities from financing activities The movement in the Group’s liabilities from financing activities during the year is as follows: Year ended 30 June 2023 Interest bearing liabilities $’000 Preference shares $’000 Lease liabilities $’000 Total $’000 At the beginning of the financial year - 23,462 10 23,472 Cash movements 110 - (776) (666) Non-cash movements 2 1,387 7,019 8,408 At the end of the financial year 112 24,849 6,253 31,214 Year ended 30 June 2022 At the beginning of the financial year - - 53 53 Cash movements - - (43) (43) Non-cash movements - 23,462 - 23,462 At the end of the financial year - 23,462 10 23,472

Notes to the Financial Statements

23. Share Capital

Ordinary shares

Ordinary shares are classified as equity. Transaction costs (net of tax, where the deduction can be utilised) arising on the issue of ordinary shares are recognised in equity as a reduction of the share proceeds received.

Where share application monies have been received but the shares have not been issued, these monies are shown as a payable in the Consolidated Statement of Financial Position.

The movement in fully paid ordinary shares during the year is as follows:

	2023 No. shares	2022 No. shares	2023 $'000	2022 $'000
At the beginning of the financial year	8,246,752,670	5,153,695,375	504,255	128,728
Shares issued	1,792,385,354	3,093,057,295	276,404	392,475
Transaction costs associated with share issues	-	-	(9,959)	(16,948)
At the end of the financial year	10,039,138,024	8,246,752,670	770,700	504,255

Ordinary shares participate in dividends and the proceeds on winding up of the parent entity in proportion to the number of shares held. At shareholders' meetings, each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.

The Company does not have authorised capital or par value in respect of its issued shares.

(a) Significant share issues during the year

On 17 November 2022, the Group announced an agreement with Troilus Gold Corporation to acquire 1,824 claims located near the Moblan Lithium Project for a purchase consideration of $44.5 million. Pursuant to this agreement, the Group issued 184,331,797 fully paid ordinary shares to Troilus Gold Corporation to settle the transaction.

On 24 November 2022, the Group issued 155 million shares to Acuity Capital to be held as collateral against the At-the-Market (ATM) facility, bringing the total security held by Acuity Capital to 250 million shares. Shares were issued following an agreement to increase the facility limit from $50 million to $200 million. These shares were issued at no cost and are similar to treasury shares.

On 7 March 2023, the Group entered into a subscription agreement with PearTree Securities Inc. for the issuance of 174,459,177 fully paid ordinary shares at an issue price of $0.315 per share for aggregate gross proceeds of $54.9 million using the flow-through-share (FTS) provisions under Canadian tax law. The gross proceeds received by the Group will be used by 31 December 2024 to incur Canadian exploration expenses (CEE) that qualify as flow through critical mineral mining expenditures as defined in the Income Tax Act (Canada).

On 5 June 2023, the Group completed the first tranche of a $200 million placement to institutional, professional and sophisticated investors, resulting in the issuance of 940,384,891 fully paid ordinary shares at an issue price of $0.18 per share for aggregate gross proceeds of $169.3 million. The second tranche totalling $30.7 million was completed on 19 July 2023.

Options

Options are classified as equity and issue proceeds are taken up in the share based payments reserve. Transaction costs (net of tax, where the deduction can be utilised) arising on the issue of options are recognised in equity as a reduction of the option proceeds received.

The movement in options during the year is as follows:

	Listed options		Unlisted options	
	2023 No. options	2022 No. options	2023 No. options	2022 No. options
At the beginning of the financial year	308,290,518	474,857,645	42,000,000	8,000,000
Granted during the year	-	-	6,234,482	53,200,000
Exercised during the year	(304,196,342)	(166,567,127)	(6,000,000)	(19,200,000)
Lapsed during the year	(4,094,176)	-	-	-
At the end of the financial year	-	308,290,518	42,234,482	42,000,000

Capital management policy

The Group has been funded predominantly by equity up to the date of this report. Management controls the capital of the Group with the aim of generating long-term shareholder value and ensuring the Group can fund its operations and continue as a going concern. The Group's capital is managed by assessing the Group's financial risks and adjusting its capital structure in response to changes in these risks and market conditions.

None of the Group's entities are currently subject to externally imposed capital requirements. In addition, there were no changes in the Group's approach to capital management during the year.

27

Notes to the Financial Statements 28 24. Reserves Year ended 30 June 2023 Financial asset reserve $’000 Foreign currency translation reserve $’000 Share based payments reserve $’000 Total $’000 At the beginning of the financial year - 11,789 1,762 13,551 Financial assets at fair value through other comprehensive income (1,544) - - (1,544) Foreign exchange differences on translation of foreign operations - (3,462) - (3,462) Share based payments - - 4,320 4,320 Transfers within equity to retained earnings - - (92) (92) At the end of the financial year (1,544) 8,327 5,990 12,773 Year ended 30 June 2022 Restated * At the beginning of the financial year - 195 109 304 Foreign exchange differences on translation of foreign operations - 11,549 - 11,549 Share based payments - - 3,040 3,040 Transfers and other movements - 45 (1,387) (1,342) At the end of the financial year - 11,789 1,762 13,551 * Refer to Note 33 for details on restatement of prior period comparatives. Financial asset reserve The financial asset reserve represents the revaluation of financial assets recognised at fair value through other comprehensive income (FVOCI). The Group transfers amounts from this reserve to retained earnings when the relevant equity securities are derecognised. Foreign currency translation reserve Exchange differences arising on translation of foreign operations are recognised in Consolidated Statement of Other Comprehensive Income and accumulated in a separate reserve within equity. The cumulative amount is transferred to the Consolidated Statement of Profit or Loss on disposal of the foreign operation. Share based payments reserve The share based payments reserve represents the fair value of share based payments provided to both employees and non-employees. Refer to Note 29 for details on share based payments.

Notes to the Financial Statements

Group and Related Party Information

This section contains information on the structure and related parties of the Group and how it affects the financial performance and position of the Group.

25. Subsidiaries

Subsidiaries are entities controlled by the Company. Control exists where the Company is exposed or has rights to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. The Company has power over the subsidiary when it has existing rights to direct the relevant activities of the subsidiary which are those which significantly affect the subsidiary's returns. The financial statements of subsidiaries are included in the consolidated financial statements for the period they are controlled.

The subsidiaries of the Group at the reporting date are as follows:

Subsidiaries	Country of incorporation	Principal activity	Ownership interest 2023 %	2022 %
9474-9454 Québec Inc.	Canada	Exploration	100	-
North American Lithium Inc. (1)	Canada	Lithium mining and processing	75	75
Sayona East Kimberley Pty Ltd	Australia	Exploration	100	100
Sayona Inc. (2)	Canada	Administrative, management and support services	100	100
Sayona International Pty Ltd	Australia	Investment holding company	100	100
Sayona Lithium Pty Ltd	Australia	Exploration	100	100
Sayona North Inc.	Canada	Exploration	100	100
Sayona Québec Inc. (1)	Canada	Investment holding company	75	75

(1) Non-controlling ownership interest of 25% is held by Piedmont Lithium Québec Holdings Inc.
(2) Subsidiary was previously named 9451-6705 Québec Inc.

26. Interests in Joint Arrangements

The Group's interests in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.

Joint arrangements represent the contractual sharing of control between two or more parties in a business venture where decisions about the relevant activities of the arrangement (those that significantly affect the returns of the business venture) require the unanimous consent of the parties sharing control.

The Group has interests in the following joint arrangements at reporting date:

Project	Country	Counterparty	Ownership interest 2023 %	2022 %
Moblan Lithium Project	Canada	SOQUEM Inc.	60	60
Morella Lithium Joint Venture Project	Australia	Morella Corporation Limited	49	100

The above interests represent arrangements in which the parties maintain direct interests in each asset, and obligations for the liabilities, relating to the arrangement. Accordingly, the Group has accounted for the above arrangements as joint operations. The Group's interest in the assets and liabilities, revenue and expenses of joint operations are included in the respective line items of the consolidated financial statements.

Further details on the arrangements are as follows:

(a) Moblan Lithium Project

On 15 October 2021, the Group acquired a 60% interest in the Moblan Lithium Project, a drilling deposit host to high-grade spodumene mineralisation. The project is 40% owned by SOQUEM Inc., a wholly-owned subsidiary of Investissement Québec.

(b) Morella Lithium Joint Venture Project

On 1 November 2022, Morella Corporation Limited satisfied the requirements under the Earn-In Agreement relating to several Pilbara tenements with lithium rights located in the Pilgangoora district in Western Australia, Australia. Under the agreement, Morella Corporation Limited was required to spend $1.5 million on exploration within three years in order to earn a 51% interest in the project.

29

Notes to the Financial Statements 30 27. Related Party Transactions (a) Parent entity The ultimate parent entity of the Group is Sayona Mining Limited, which is incorporated and domiciled in Australia. The registered office of the Company is Level 28, 10 Eagle Street, Brisbane QLD 4000. (b) Subsidiaries, joint ventures and associates The Group’s interests in subsidiaries, joint ventures and associates are disclosed in Note 25. (c) Key management personnel compensation 2023 $’000 2022 $’000 Restated * Short-term employee benefits 2,468 783 Post-employment benefits 89 42 Share based payments 2,221 3,584 Total key management personnel compensation 4,778 4,409 * Refer to Note 33 for details on restatement of prior period comparatives. (d) Transactions with related parties 2023 $’000 2022 $’000 Transactions with related parties Sales of goods and services 18,956 94 Purchases of goods and services 156 121 Interest expense 1,177 927 Net increase (decrease) in other amounts owing with related parties (11,835) 37,365 Net increase (decrease) in loans with related parties 87 - Proceeds from related parties 77,806 13,492 Outstanding balances with related parties Trade and sundry amounts owing to related parties 34 20 Trade and sundry amounts owing from related parties 44 11 Other amounts owing to related parties 25,530 40,521 Other amounts owing from related parties - 3,156 Loan amounts owing from related parties 87 - Transactions between related parties are at market prices or on normal commercial terms, no more favourable to the Group than those arranged with third parties. The Board has determined that the value of the services provided from related parties is not sufficiently material to interfere with the Directors’ capacity to bring an independent judgement to bear on issues before the Board and to act in the best interests of the Group as a whole, rather than in the interests of an individual security holder or other party.

Notes to the Financial Statements

Other Disclosures

This section contains other information that must be disclosed to comply with accounting standards and other pronouncements, but is not considered critical in understanding the financial performance or position of the Group.

28. Auditor's Remuneration

The Group's auditor is Nexia Brisbane Audit Pty Ltd.

	2023 $'000	2022 $'000
Fees paid and payable to the Group's auditor for assurance services		
Audit and review of financial statements	**326**	211
Total auditor's remuneration	**326**	211

29. Share Based Payments

The Group uses shares and options to settle liabilities. Share based payments to employees are measured at the fair value of the instruments issued and amortised over the vesting periods. Share based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued if the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received.

(a) Ordinary shares

Reconciliation of outstanding equity awards

	Equity rights at beginning of the year	Granted during the year	Vested during the year	Forfeited during the year	Lapsed during the year	Equity rights at end of the year
FY22 Performance Rights [1]	4,894,986	-	-	-	-	4,894,986
FY23 Performance Rights [2]	-	8,559,808	-	-	-	8,559,808
Total awards	**4,894,986**	**8,559,808**	**-**	**-**	**-**	**13,454,794**

(1) FY22 Performance Rights relate to equity awards granted to employees on 27 January 2022, subject to the achievement of specific performance measures. All rights are expected to vest in FY24.

(2) FY23 Performance Rights relate to equity awards granted to Mr Guy Belleau on 1 January 2023, subject to the achievement of specific performance measures over the period from 1 January 2023 to 30 June 2027.

Equity awards are issued for nil consideration and take the form of rights to receive one ordinary share in Sayona Mining Limited for each right granted, subject to performance and/or service conditions being met. Awards do not confer any dividend or voting rights until they convert into ordinary shares at vesting. In addition, awards do not confer any rights to participate in a share issue.

(b) Options

Reconciliation of outstanding option awards

	Equity rights at beginning of the year	Granted during the year	Exercised during the year	Forfeited during the year	Lapsed during the year	Equity rights at end of the year
Non-recurring awards						
Equity-settled services [1]	42,426,423	2,234,482	-	-	(42,426,423)	2,234,482
Option awards						
FY20 Performance Rights	2,000,000	4,000,000	(6,000,000)	-	-	-
FY22 Performance Rights [2]	40,000,000	-	-	-	-	40,000,000
Total awards	**84,426,423**	**6,234,482**	**(6,000,000)**	**-**	**(42,426,423)**	**42,234,482**

(1) Outstanding equity-settled services relate to options granted to Jett Capital Advisors, LLC in respect of corporate advisory services undertaken for the Group. Options were granted on 28 November 2022 at an exercise price of $0.1825, expiring on 28 November 2025.

(2) Outstanding performance rights relate to options granted to KMP. Options were granted on 28 January 2022 at an exercise price of $0.15, expiring on 28 July 2023. All options were exercised in July 2023, resulting in cash proceeds of $6 million.

Option awards do not confer any dividend or voting rights until they convert into ordinary shares. Each option is entitled to be converted into one ordinary share in Sayona Mining Limited. The fair value of options is determined using the Black Scholes valuation model which incorporates all market vesting conditions.

31

Notes to the Financial Statements 32 30. Commitments The following commitments exist at balance date but have not been brought to account: 2023 $’000 2022 $’000 Capital expenditure commitments 79,438 110,000 Exploration expenditure commitments 904 3,812 Other contractual commitments 8,300 - Total commitments 88,642 113,812 Exploration expenditure commitments The Group must meet minimum expenditure commitments on granted exploration tenements to maintain those tenements in good standing. If the relevant tenement is relinquished, the expenditure commitment also ceases. 31. Contingent Assets and Liabilities There were no material contingent assets or liabilities at the end of the reporting period (2022: Nil). 32. Parent Entity Information (a) Summary financial information The individual financial statements for the parent entity, Sayona Mining Limited, include the following aggregate amounts: 2023 $’000 2022 $’000 Result of parent entity Profit/(loss) after income tax 106,071 (10,062) Total comprehensive income/(loss) 106,071 (10,062) Financial position of parent entity at year end Current assets 157,096 171,161 Non-current assets 662,981 266,903 Total assets 820,077 438,064 Current liabilities 5,584 1,487 Non-current liabilities 4,220 - Total liabilities 9,804 1,487 Net assets 810,273 436,577 Total equity of parent entity Share capital 770,700 504,255 Reserves 2,850 1,762 Retained earnings/(accumulated losses) 36,723 (69,440) Total equity 810,273 436,577 (b) Parent entity guarantees The parent entity has not entered into any guarantees in the current or previous reporting period. (c) Commitments The parent entity had no contractual or other commitments at the reporting date (2022: Nil).

Notes to the Financial Statements

33. Restatement of Comparative Information

(a) Recognition of deferred tax liabilities

Deferred tax liabilities of $10.2 million have been recognised as at 30 June 2022 following an external review of the Group's deferred tax position. The adjustment is comprised of $9.0 million in deferred mining taxes and $1.2 million in deferred income taxes.

The deferred mining tax is primarily attributable to the book value of the capitalised exploration expenditure as at 30 June 2022, which does not have a tax basis for the purposes of the Québec mining tax return. Accordingly, a deferred tax liability has been recognised in respect of capitalised exploration expenditure.

The gain on acquisition of NAL recognised in FY22 has been restated for deferred mining tax purposes.

A summary of the adjustments made to the Consolidated Statement of Profit or Loss and Consolidated Statement of Financial Position from the recognition of the deferred tax liability is set out as follows:

Year ended 30 June 2022	Reported balance $'000	Adjustment $'000	Restated balance $'000
Consolidated statement of profit or loss			
Other income	108,375	(6,659)	101,716
Profit/(loss) before income tax	**83,686**	**(6,659)**	**77,027**
Income tax expense	-	(3,207)	(3,207)
Profit/(loss) after income tax	**83,686**	**(9,866)**	**73,820**
Consolidated statement of financial position			
Deferred tax liabilities	-	10,174	10,174
Total liabilities	**90,366**	**10,174**	**100,540**
Net assets	**570,795**	**(10,174)**	**560,621**
Reserves	14,385	(834)	13,551
Accumulated losses	(7,361)	(6,421)	(13,782)
Total equity attributable to equity holders of Sayona Mining Limited	**511,279**	**(7,255)**	**504,024**
Non-controlling interests	59,516	(2,919)	56,597
Total equity	**570,795**	**(10,174)**	**560,621**

There is no material impact on the operating, investing or financing cash flows of the Group from the restatement.

(b) Restatement of earnings per share

Earnings per share have been recalculated based on the restated earnings attributable to equity holders of the Company in accordance with the adjustment to deferred tax liabilities as detailed above. In addition, an error was identified in the denominator used to calculate earnings per share in FY22. A summary of the adjustments is as follows:

Year ended 30 June 2022	Reported balance	Adjustment	Restated balance
Earnings per share			
Basic earnings per share (cents)	1.23	(0.47)	0.76
Diluted earnings per share (cents)	1.16	(0.45)	0.71

(c) Restatement of key management personnel compensation

A detailed review of remuneration identified that short-term employee benefits disclosed in the FY22 Remuneration Report were misstated due to a calculation error. A summary of the adjustments is as follows:

Year ended 30 June 2022	Reported balance $'000	Adjustment $'000	Restated balance $'000
Short-term employee benefits	1,247	(464)	783
Post-employment benefits	42	-	42
Share based payments	3,584	-	3,584
Total key management personnel compensation	**4,873**	**(464)**	**4,409**

33

Notes to the Financial Statements 34 34. Subsequent Events The following events have arisen since the end of the financial year: Equity Placement On 19 July 2023, the Group completed the second tranche of a $200 million placement to institutional, professional and sophisticated investors, resulting in the issuance of 170,726,221 fully paid ordinary shares at an issue price of $0.18 per share for aggregate gross proceeds of $30.7 million. Board and Leadership Changes On 28 August 2023, the Group announced changes to the Board of Directors following the resignation of Mr Brett Lynch as Managing Director and Chief Executive Officer. To enable a smooth transition to new leadership, Mr James Brown was appointed as Executive Director and Interim Chief Executive Officer, effective 27 August 2023. In addition, Mr Philip Lucas was appointed as a Non-Executive Director, effective 27 August 2023. Mr Lucas is an experienced corporate lawyer with a particular focus on equity capital markets, mergers and acquisitions, corporate governance and Australian Securities Exchange regulations and compliance. Mr Lucas is currently Partner and Chair at boutique corporate and resources law firm, Allion Partners and serves as Chair of Chilwa Minerals Limited. Inaugural Shipment of Spodumene Concentrate from North American Lithium On 6 September 2023, the Group announced the receipt of cash proceeds from the inaugural shipment of spodumene concentrate from its North American Lithium operation in Québec, Canada. The initial cash payment marked an important milestone in Sayona’s evolution from a developer into a key North American lithium producer. Significant Changes in Market Conditions Subsequent to year end, the global lithium industry has observed a significant deterioration in market conditions. On 25 January 2024, the Group announced it would undertake an operational review of the North American Lithium operation, with a particular focus on optimising the cost structure to manage cash flow and enhance financial sustainability in response to a continued decline in market prices. No other matters or circumstances have arisen since the end of the financial year that have significantly affected or may significantly affect the operations, results of operations or state of affairs of the Group in subsequent financial years.

Directors’ Declaration 35 In accordance with a resolution of the Directors of the Company, we declare that: 1. In the opinion of the Directors: (a) The consolidated financial statements and notes that are set out on pages 1 to 34 of the Financial Report comply with: (i) the Australian Accounting Standards applicable to the Group which, as stated in Note 2 to the financial statements, constitutes compliance with International Financial Reporting Standards (IFRS); and (ii) give a true and fair view of the Group’s financial position as at 30 June 2023 and of its performance for the year ended on that date. (b) There are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable. This declaration is made in accordance with a resolution of the Board of Directors. James Brown Executive Director and Interim Chief Executive Officer Paul Crawford Executive Director and Chief Financial Officer Date: 22 February 2024

Independent Auditor’s Report To the Shareholders and Board of Directors of Sayona Mining Limited Report on the Audit of the Financial Report Opinion We have audited the accompanying consolidated financial statements of Sayona Mining Limited (the Company and its controlled entities (the Group)), which comprise the consolidated statement of financial position as at June 30, 2023, the consolidated statements of profit and loss and other comprehensive income, changes in equity and cash flows for the year then ended, and notes to the financial statements. In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Group as of June 30, 2023, and the results of its operations and cash flows for the year then ended in conformity with Australian Accounting Standards and Interpretations of the Australian Accounting Standards Board and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Key Audit Matters Key audit matters are those that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Independent Auditor’s Report to the Shareholders and Board of Directors of Sayona Mining Limited (continued) Key audit matter How our audit addressed the key audit matter Accounting for mine development costs to plant and equipment and mine properties Refer to Note 12 As at 30 June 2023, the carrying value of plant and equipment amounts to $317.2 million and mine properties amounts to $229.0 million. Accounting for mine properties requires management to exercise significant judgement in determining the appropriate estimates to be applied in the application of the Group’s accounting policy, including: • The allocation of mining costs between operating and capital expenditure; and • Determining the units of production used to amortise mine properties. In addition, the mine was in development phase up to 1 May 2023 after which it reached production phase. The accounting and treatment of capitalised development and production stripping costs is affected, depending on which phase the mine is in. Once production phase has been reached, the key driver of the allocation of costs between operating and capital expenditure is the physical mining data associated with mining activities. Life-of-mine strip ratios need to be determined and continuously reviewed as production progresses. Costs are capitalised to the extent they relate to expenditures incurred in creating future access to ore rather than current period inventory. In commissioning mine properties and mine plant and equipment, judgement is also required to allocate capitalised works in progress to either mine properties or plant and equipment when the underlying asset is in the location and condition necessary for it to be capable of operating in the manner intended by management. Amortisation is applied to mine properties on a units of production basis. Plant and equipment is depreciated based on the lesser of the asset’s useful life and life of mine. The rates of amortisation and depreciation will therefore be revised and updated in accordance with changes in life of mine estimates and levels of production. For the allocation and capitalisation of mining and development costs, our procedures included, but were not limited to: • Assessing management’s criteria with their determination of whether the mine was in development phase or whether production had been reached; • obtaining an understanding and testing of the key controls management has in place in relation to capitalisation of mining expenditure; • assessment of the appropriateness of the allocation of costs between operating and capital expenditure, based on the nature of the underlying activity and consideration of whether the mine was in development or production phase; • performed physical verification procedures to ascertain the completeness and existence of mine plant and equipment and mine properties recorded in the asset register; • testing a representative sample of additions in the year to determine whether the capitalisation was appropriate by considering the nature of capitalised works in progress including the value, timing and classification thereof; and • assessment of transfers from capitalised works in progress to plant and equipment and mine properties, considering whether the underlying assets had been brought into use on that date. For the Group’s amortisation and depreciation calculations, our procedures included, but were not limited to: • obtaining an understanding of the key controls that management has in place in relation to the calculation of the unit of production amortisation rate and the depreciation rates applicable to plant and equipment; • assessing the appropriateness of production amortisation rates and depreciation rates for reasonableness and determination of the useful life of mine plant and equipment and mine properties is in line with accounting policies; and • testing the mathematical accuracy of the application of production amortisation rates and depreciation rates applied to individual items of plant and equipment and mine properties.

Key audit matter How our audit addressed the key audit matter We also assessed the adequacy of the disclosures in Note 12 to the financial statements including the critical accounting estimates and judgements in the accounting policy notes using our understanding obtained from our testing, ensuring the disclosures were consistent with the applied practices and the requirements of the accounting standards. Responsibilities of Directors for the Consolidated Financial Statements The directors are responsible for the preparation and fair presentation of the financial statements in accordance with Australian Accounting Standards and International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors are required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the reporting date. Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

Independent Auditor’s Report to the Shareholders and Board of Directors of Sayona Mining Limited (continued) • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Nexia Brisbane Audit Pty Ltd Ann-Maree Robertson Director Level 28, 10 Eagle Street Brisbane, Queensland, Australia, 4000. Date: February 22, 2024